Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Prestige Wealth Inc. on Form F-1 of Marcum Bernstein & Pinchuk LLP's report dated May 13, 2022, except for Note 11 and Note 14 as to which the date is October 25, 2022, (Marcum Bernstein & Pinchuk LLP is now known as Marcum Asia CPAs LLP), with respect to our audits of the consolidated financial statements of Prestige Wealth Inc. as of September 30, 2020 and 2021 and for the years ended September 30, 2020 and 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Formerly Marcum Bernstein & Pinchuk LLP

New York, NY

October 25, 2022

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com